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                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to (i) the incorporation by reference in this registration statement on Form S-3 (File No. 333-11243) of our reports dated January 25, 1996 each of which include an explanatory paragraph that describes a change in the method of accounting for income taxes in 1993, on our audits of the consolidated financial statements and financial statement schedule of AT&T Capital Corporation and (ii) the use in such registration statement of our reports dated October 14, 1996 on our audits of the balance sheets of each of Capita Preferred Funding L.P. and Capita Preferred Trust, appearing in the prospectus which is a part of such registration statement. We also consent to the reference to our firm under the caption 'Experts'.


                                          COOPERS & LYBRAND L.L.P.


1301 Avenue of the Americas
New York, New York
October 15, 1996


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